KRATON PERFORMANCE POLYMERS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

ANNOUNCES EXECUTION OF DEFINITIVE AGREEMENTS PROVIDING FOR A 50/50 JOINT VENTURE WITH FORMOSA PETROCHEMICAL CORPORATION

HOUSTON, Feb. 27, 2013 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter and year ended December 31, 2012. In addition, the company announces the execution of definitive agreements providing for the formation of a 50/50 joint venture with Formosa Petrochemical Corporation to build, own and operate a 30 kiloton HSBC plant in Mailiao, Taiwan.

2012 FOURTH QUARTER AND FULL YEAR REVIEW

  Fourth quarter 2012 sales volume was 67.2 kilotons, up 8.6% compared to 61.9 kilotons in the fourth quarter 2011.  Full year 2012 sales volume was 313.4 kilotons, up 3.4% from 303.0 kilotons in 2011.
  Fourth quarter 2012 sales revenue was $296.4 million, down $7.8 million compared to $304.2 million in the fourth quarter 2011.  Full year 2012 sales revenue was $1,423.1 million, down $14.4 million compared to $1,437.5 million in 2011.
  Adjusted EBITDA was $12.1 million in the fourth quarter 2012 compared to $(7.0) million in the fourth quarter 2011. Adjusted EBITDA at ECRC was $22.4 million in the fourth quarter 2012, compared to $29.7 million in the fourth quarter 2011.  Full year 2012 Adjusted EBITDA was $113.3 million compared to $194.3 million in 2011.  Full year 2012 Adjusted EBITDA at ECRC was $143.8 million, compared to $128.0 million in 2011.
  Fourth quarter 2012 net loss was $29.5 million or $0.91 per diluted share, compared to net loss of $21.0 million or $0.66 per diluted share in the fourth quarter 2011. In the fourth quarters of 2012 and 2011, the company increased the valuation allowance associated with deferred tax assets, which increased the net loss in 2012 and 2011 by $21.2 million or $0.66 per diluted share and $1.6 million or $0.05 per diluted share, respectively.  The fourth quarter 2012 net loss also includes certain non-recurring and other items of $1.4 million, net of tax, which increased net loss by $0.04 per diluted share.  Full year 2012 net loss was $16.2 million or $0.50 per diluted share, compared to net income of $90.9 million or $2.81 per diluted share in 2011.  The impact of the change in our valuation allowance associated with deferred tax assets increased our 2012 net loss by $30.7 million or $0.95 per diluted share and increased our 2011 net income by $17.3 million or $0.54 per diluted share.  The 2012 net loss includes certain non-recurring and other items which increased the net loss by $9.5 million or $0.30 per diluted share and 2011 net income includes the impact of charges of $9.8 million or $0.31 per diluted share.
  Cash provided by operating activities was $44.1 million in the fourth quarter 2012, compared to cash provided by operating activities of $61.2 million in the fourth quarter 2011.  For the full year 2012, cash from operating activities was $146.3 million, compared to $64.8 million in 2011.

"Despite disruptive raw material price volatility, our full-year sales volume was 313 kilotons, up 3% from 2011 levels, reflecting strong growth in Asia Pacific and Europe," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "We had a number of notable successes in 2012 as we advanced many of our innovation platforms including NEXAR, which was commercialized during the year, and we continued to see encouraging volume growth in recently introduced innovations such as polymers for use in highly-modified asphalt and in oilfield applications. We closed the year with a Vitality Index of 14%," said Fogarty. "As for our plans to expand HSBC capacity, we are extremely pleased to announce that following Formosa's success in resolving conditions associated with environmental permitting we have executed agreements providing for the formation of our joint venture with Formosa, a significant milestone that formally sets in motion our plans to fund the joint venture, finalize the engineering, and begin construction of a state-of-the-art HSBC plant in Mailiao, Taiwan," said Fogarty. "We have long believed that a joint venture with Formosa provides the most compelling option for Kraton's Asia HSBC capacity expansion. In addition to an attractive capital structure, the location at Formosa's site in Mailiao will provide the joint venture with a centralized location to serve Kraton's global customers, including important growth markets throughout the Asia Pacific region. As well, the joint venture will have access to competitively priced on-site feedstocks, site services, and Formosa's vast resources, including project execution expertise, that should significantly reduce project execution and operational risk."

	Three Months Ended December 31,		Years Ended December 31,
(US $ in thousands, except per share amounts)	2012	2011	2012	2011
Revenues	$ 296,418	$ 304,230	$ 1,423,122	$ 1,437,479
Adjusted EBITDA(1)	$ 12,124	$ (6,953)	$ 113,309	$ 194,327
Adjusted EBITDA at ECRC (1)	$ 22,359	$ 29,658	$ 143,842	$ 127,995
Net income (loss) (2)	$ (29,452)	$ (21,022)	$ (16,191)	$ 90,925
Net income (loss) per diluted share(2)	$ (0.91)	$ (0.66)	$ (0.50)	$ 2.81
Net cash provided by operating activities	$ 44,145	$ 61,225	$ 146,333	$ 64,775

(1) A reconciliation of Net Income (loss) to Adjusted EBITDA and Adjusted EBITDA at ECRC is included in the accompanying financial tables.

(2) Net income (loss) includes the following (charges)/benefits (US $ in thousands, except per share amounts):

	Three months ended December 31, 2012		Three months ended December 31, 2011
	After Tax	EPS	After Tax	EPS

Retirement plan settlement	$ (1,100)	$ (0.03)	$ 0	$ 0
Restructuring and related charges	(297)	(0.01)	(35)	0
Change in valuation allowance	(21,224)	(0.66)	(1,645)	(0.05)

Total	$ (22,621)	$ (0.70)	$ (1,680)	$ (0.05)

	Year ended December 31, 2012		Year ended December 31, 2011
	After Tax	EPS	After Tax	EPS

Settlement gain	$ 6,909	$ 0.22	$ 0	$ 0
Property tax dispute	(6,211)	(0.20)	0	0
Storm related charges	(2,481)	(0.08)	0	0
Retirement plan settlement	(1,100)	(0.03)	0	0
Restructuring and related charges	(1,215)	(0.04)	(1,768)	( 0 .06)
Impairment of long-lived assets	(5,434)	(0.17)	0	0
Loss on extinguishment of debt	0	0	(8,057)	(0.25)
Change in valuation allowance	(30,709)	(0.95)	17,303	0.54

Total	$ (40,241)	$ (1.25)	$ 7,478	$ 0.23

4Q 2012 VERSUS 4Q 2011 RESULTS
Sales revenue was $296.4 million in the fourth quarter 2012, down $7.8 million compared to $304.2 million in the fourth quarter 2011. Sales volume in the fourth quarter 2012 was 67.2 kilotons compared to 61.9 kilotons in the fourth quarter 2011. The 8.6% increase in sales volume resulted in revenue growth of $26.6 million, which was partially offset by a $20.6 million reduction in average selling prices, primarily due to lower raw material costs. The balance of the revenue decline was primarily due to changes in foreign currency exchange rates.

Adjusted EBITDA in the fourth quarter 2012 was $12.1 million, or 4.1% of revenue, compared to $(7.0) million, or (2.3)% of revenue in the fourth quarter 2011. Adjusted EBITDA at ECRC was $22.4 million, or 7.5% of revenue in the fourth quarter 2012, compared to $29.7 million, or 9.7% of revenue in the fourth quarter 2011.

Our effective tax rate was a 103.0% expense and a 31.2% benefit for the three months ended December 31, 2012 and 2011, respectively. Excluding the change in our valuation allowance, our effective tax rate would have been a 43.3% and a 36.6% benefit for the three months ended December 31, 2012 and 2011, respectively.

Fourth quarter 2012 net loss was $29.5 million or $0.91 per diluted share, compared to the fourth quarter 2011 net loss of $21.0 million or $0.66 per diluted share. In the fourth quarters of 2012 and 2011, the company increased the valuation allowance associated with deferred tax assets, which increased the net loss in 2012 and 2011 by $21.2 million or $0.66 per diluted share and $1.6 million or $0.05 per diluted share, respectively. The fourth quarter 2012 net loss also includes charges of $1.4 million, net of tax, which increased net loss by $0.04 per diluted share.

End Use Market Information
Cariflex™
Sales revenue increased $3.6 million or 14.1% to $29.3 million for the three months ended December 31, 2012 from $25.6 million for the three months ended December 31, 2011. Excluding the $1.3 million negative impact from changes in foreign currency exchange rates, Cariflex revenue would have improved $4.9 million or 19.2%. Cariflex sales volume increased 13% compared to the fourth quarter 2011, driven by higher sales of IR latex.

Advanced Materials
Sales revenue decreased $2.1 million or 2.5% to $81.3 million for the three months ended December 31, 2012 from $83.4 million for the three months ended December 31, 2011. Changes in foreign currency exchange rates represented $1.5 million of the decline in sales revenue. The balance of the decline was due to lower average selling prices which were partially offset by increased sales of more differentiated products, including innovation grades for PVC alternatives in medical and in wire and cable applications.

Adhesives, Sealants and Coatings
Sales revenue decreased $3.3 million or 2.9% to $109.5 million for the three months ended December 31, 2012 from $112.8 million for the three months ended December 31, 2011. Excluding the negative impact of the $3.5 million change in foreign currency exchange rates, revenue would have been essentially flat year-on-year, as higher sales volume offset the impact of lower average selling prices compared to the fourth quarter 2011. Innovation volumes increased year-on-year, led by higher sales into printing plate and oilfield applications.

Paving and Roofing
Sales revenue decreased $1.5 million or 1.9% to $76.3 million for the three months ended December 31, 2012 from $77.8 million for the three months ended December 31, 2011. Excluding a $3.1 million negative impact from changes in foreign currency exchange rates, revenue increased $1.6 million, as higher sales volume more than offset lower average selling prices compared to the fourth quarter 2011. Paving volumes increased worldwide, led by North America and by Europe. Roofing volume was essentially flat compared to the fourth quarter 2011.

FY 2012 VERSUS FY 2011 RESULTS
Sales revenue in 2012 was $1,423.1 million, a decrease of approximately $14.4 million or 1.0% compared to 2011. Excluding the impact of changes in foreign currency exchange rates aggregating $66.7 million, revenue increased $52.3 million or 3.6% of which $42.2 million resulted from a 3.4% increase in sales volume and $12.6 million resulted from increased average selling prices. Sales volume in 2012 was 313.4 kilotons compared to 303.0 kilotons in 2011.

Adjusted EBITDA in 2012 was $113.3 million, or 8.0% of revenue, compared to $194.3 million, or 13.5% of revenue in 2011. Adjusted EBITDA at ECRC was $143.8 million or 10.1% of revenue in 2012, compared to $128.0 million, or 8.9% of revenue in 2011.

Our effective tax rate was a 619.8% and 0.6% expense for the years ended December 31, 2012 and 2011, respectively. Excluding the change in our valuation allowance, our effective tax rate would have been a 366.1% benefit, primarily due to the mix of pre-tax income earned in foreign jurisdictions, and a 19.5% expense for the years ended December 31, 2012 and 2011, respectively.

Net loss was $16.2 million or $0.50 per diluted share for the year ended December 31, 2012, compared to net income of $90.9 million or $2.81 per diluted share for the year ended December 31, 2011. For the year ended December 31, 2012, we increased our valuation allowance associated with deferred tax assets, which increased the net loss by $30.7 million or $0.95 per diluted share. For the year ended December 31, 2011, we decreased our valuation allowance associated with deferred tax assets, which increased net income by $17.3 million or $0.54 per diluted share. In addition, 2012 and 2011 full year results included net charges on an after tax basis of $9.5 million and $9.8 million, which increased net loss by $0.30 and reduced net income by $0.31 per diluted share, respectively.

CASH FLOW
During the fourth quarter of 2012, net cash provided by operating activities was $44.1 million compared to net cash provided by operating activities of $61.2 million in the fourth quarter of 2011. Net cash provided by operating activities was $146.3 million and $64.8 million for the years ended December 31, 2012 and 2011, respectively. Net capital expenditures in the fourth quarter 2012 were $25.4 million versus $14.8 million in the fourth quarter 2011. Net capital expenditures were $69.6 million and $64.4 million for the years ended December 31, 2012 and 2011, respectively.

RECENT DEVELOPMENTS
Formation of Joint Venture to Expand Hydrogenated Styrenic Block Copolymer ("HSBC") Capacity in Asia - On February 27, 2013, we executed definitive agreements providing for a 50/50 joint venture with Formosa Petrochemical Corporation ("FPCC") to build, own and operate a 30 kiloton HSBC plant at FPCC's petrochemical site in Mailiao, Taiwan. Each of Kraton and FPCC will fund 50% of the capital needs of the joint venture that are not satisfied through debt financing. Kraton has exclusive rights to purchase all production from the plant, which it intends to market world-wide, through its global sales and distribution network. Additionally, Kraton will be obligated to purchase a minimum volume each year, with the minimum obligation increasing over the first three years the plant is operational. The joint venture will be a Taiwan entity, with each of Kraton and FPCC having equal representation on the board.

As we previously disclosed, progress on the HSBC joint venture project had been interrupted, initially because of delays in FPCC's obtaining environmental permit approval from the Taiwanese Environmental Protection Agency, and subsequently because when the permit was finally issued in July 2012, it contained conditions FPCC considered to be too restrictive on its overall operations in Mailiao. Due to the uncertainty with respect to FPCC's resolving these conditions, in early October 2012, we opted not to extend our framework agreement with FPCC that had governed the proposed formation of the joint venture, which agreement expired in accordance with its terms on September 30, 2012. The pre-tax impairment charge of $3.4 million for the group of long-lived assets related to the HSBC facility recorded in the third quarter of 2012 will not be affected by the execution of definitive agreements.

Following the expiration of the framework agreement with FPCC, we began in-depth evaluation of options for a stand-alone HSBC expansion project at other locations in the Asia Pacific region. However, during the fourth quarter of 2012, FPCC informed us that it was successful in its efforts to resolve the issue with respect to the conditions attached to the environmental permit. Following this important development, Kraton and FPCC renewed discussions regarding the proposed joint venture, ultimately resulting in the successful execution of definitive documentation to form the venture.

Based upon current estimates of the construction timeline and subject to timely receipt of all required permits, we anticipate that mechanical completion of the plant could occur as early as mid-2015. At this time, after completing our initial engineering estimate, we anticipate the total project construction cost will be at least $200.0 million. We and FPCC intend to pursue opportunities to obtain debt financing for project costs at the joint venture level. Based on our current assumptions with respect to final project cost, timing and the extent to which the project can be funded through third-party debt financing, we currently estimate our share of the funding for the joint venture will be approximately $50.0 million of which approximately $40.0 million is currently estimated to be funded in 2013. We currently anticipate funding our 2013 contributions with available liquidity.

Raw Material Volatility - We currently anticipate that our gross profit will reflect a negative spread between FIFO and ECRC of less than $3.0 million in the first quarter of 2013 and our current view is that average raw material costs may increase slightly in the second quarter 2013, largely driven by increases in pricing for butadiene. This expectation is based on numerous complex and interrelated assumptions with respect to monomer costs, and ending inventory levels in the first quarter and the actual results may be significantly different based on first quarter results.

USE OF NON-GAAP FINANCIAL MEASURES
This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC and Gross Profit at ECRC. A table included in this earnings release reconciles each of these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider these non-GAAP financial measures important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. Further, management uses these measures to evaluate operating performance, and; our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA and Adjusted EBITDA at ECRC performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBIDTA, these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; EBITDA calculations under the terms of our debt agreements may vary from EBITDA presented herein, and our presentation of EBITDA herein is not for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements; and other companies in our industry may calculate EBITDA differently from how we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. As an analytical tool, Adjusted EBITDA at ECRC is subject to all the limitations applicable to EBITDA, as well as the following limitations: due to volatility in raw material prices, Adjusted EBITDA at ECRC may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with GAAP; and Adjusted EBITDA at ECRC may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our credit agreement. Because of these and other limitations, EBITDA, Adjusted EBITDA and ECRC Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Finally, as a measure of our performance, Gross Profit at ECRC is limited because it often varies substantially from gross profit calculated in accordance with GAAP due to volatility in raw material prices.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, February 28, 2013 at 9:00 a.m. (Eastern Time) to discuss fourth quarter 2012 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in #: 888-989-5214. International dial-in #: 517-308-9285.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on February 28, 2013 through 11:59 p.m. Eastern Time on April 23, 2013. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 866-430-8798 and International callers dial 203-369-0944.

ABOUT KRATON
Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS
This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding the anticipated costs, capital structure of, and prospects for our joint venture with FPCC, projected gross profit impact and FIFO to ECRC spreads and expectations regarding monomer pricing.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in in our latest Annual Report on Form 10-K, as subsequently amended on March 8, 2012, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; the possibility that our products infringe on the intellectual property rights of others; significant fluctuation in raw material costs may result in volatility in our quarterly results; seasonality in our business, particularly for Paving and Roofing end uses; our substantial indebtedness, which could adversely affect our financial condition and prevent us from fulfilling our obligations under the senior secured credit agreement and the senior notes; financial and operating constraints related to our indebtedness; the inherently hazardous nature of chemical manufacturing; product liability claims and other lawsuits arising from environmental damage, personal injuries or other damage associated with chemical manufacturing; political, economic and local business risks in the various countries in which we operate; health, safety and environmental laws, including laws that govern our employees' exposure to chemicals deemed harmful to humans; regulation of our company or our customers, which could affect the demand for our products or result in increased compliance costs; customs, international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; fluctuations in currency exchange rates; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; anticipated benefits of or performance of our products; beliefs regarding opportunities for new, high-margin applications and other innovations; adequacy of cash flows to fund our working capital requirements; our investment in the joint venture with FPCC; scheduled debt payments, interest payments, capital expenditures, benefit plan contributions, and income tax obligations; our anticipated 2013 capital expenditures, including the amount of expenditures related to the semi-works facility, compliance with the MACT rule, health, safety and environmental and infrastructure and maintenance projects, projects to optimize the production capabilities of our manufacturing assets and to support our innovation platform; our ability to meet conditions required to ensure full access to our senior secured credit facility; expectations regarding availability under our credit facility; our plan to prepay certain outstanding indebtedness under our term loans in 2013; expectations regarding our counterparties' ability to perform, including with respect to trade receivables; anticipated aggregate and fiscal year 2013 cost estimates for the planned Taiwan manufacturing facility, the portion of such costs we expect to pay, the manner in which we expect to fund such costs, and when we currently expect the facility to become operational; estimates regarding the tax expense of repatriating certain cash and short-term investments related to foreign operations; expectations regarding Nexar™; our ability to realize certain deferred tax assets and our beliefs with respect to tax positions; our plans and expectations regarding our planned Asia expansion project; estimates related to the useful lives of certain assets for tax purposes; our anticipated dividend policy; expectations regarding our pension contributions for fiscal year 2013; estimates or expectations related to monomer costs, ending inventory levels and related estimated charges; the outcome and financial impact of legal proceedings; expectations regarding the spread between FIFO and ECRC in future periods; and projections regarding environmental costs and capital expenditures and related operational savings. Delaware law and some provisions of our organizational documents make a takeover of our company more difficult; our expectation that we will not pay dividends for the foreseeable future; our status as a holding company dependent on dividends from our subsidiaries; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton's periodic filings with the Securities and Exchange Commission.

For Further Information:
Investors: H. Gene Shiels 281-504-4886

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KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three months ended December 31,		Years ended December 31,

	2012	2011	2012	2011
Sales revenue	$ 296,418	$ 304,230	$ 1,423,122	$ 1,437,479
Cost of goods sold	256,728	284,744	1,191,680	1,121,293

Gross profit	39,690	19,486	231,442	316,186

Operating expenses:
Research and development	8,054	7,725	31,011	27,996
Selling, general and administrative	22,332	20,685	98,555	101,606
Depreciation and amortization	16,711	15,816	64,554	62,735
Impairment of long-lived assets	0	0	5,434	0

Total operating expenses	47,097	44,226	199,554	192,337

Loss on extinguishment of debt	0	0	0	(2,985)
Earnings of unconsolidated joint venture	97	673	530	529
Interest expense, net	7,197	6,500	29,303	29,884

Income (loss) before income taxes	(14,507)	(30,567)	3,115	91,509
Income tax expense (benefit)	14,945	(9,545)	19,306	584

Net income (loss)	$ (29,452)	$ (21,022)	$ (16,191)	$ 90,925

Earnings (loss) per common share:
Basic	$ (0.91)	$ (0.66)	$ (0.50)	$ 2.85
Diluted	$ (0.91)	$ (0.66)	$ (0.50)	$ 2.81
Weighted average common shares outstanding:
Basic	31,975	31,892	31,939	31,786
Diluted	31,975	31,892	31,939	32,209

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

	December 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$ 223,166	$ 88,579
Receivables, net of allowances of $401 and $549	124,635	142,696
Inventories of products	340,323	394,796
Inventories of materials and supplies	10,331	9,996
Deferred income taxes	7,869	2,140
Other current assets	28,363	27,328

Total current assets	734,687	665,535
Property, plant and equipment, less accumulated depreciation of $311,779 and $281,442	381,205	372,973
Intangible assets, less accumulated amortization of $68,531 and $58,530	63,393	66,184
Investment in unconsolidated joint venture	13,582	13,350
Debt issuance costs	10,846	11,106
Deferred income taxes	79	0
Other long-term assets	25,397	24,608

Total assets	$ 1,229,189	$ 1,153,756

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$ 15,074	$ 7,500
Accounts payable-trade	99,167	88,026
Other payables and accruals	50,978	51,253
Deferred income taxes	513	0
Due to related party	16,080	14,311

Total current liabilities	181,812	161,090
Long-term debt, net of current portion	432,943	385,000
Deferred income taxes	22,273	6,214
Other long-term liabilities	99,946	83,658

Total liabilities	736,974	635,962

Stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	0	0
Common stock, $0.01 par value; 500,000 shares authorized; 32,277 shares issued and outstanding at December 31, 2012; 32,092 shares issued and outstanding at December 31, 2011	323	321
Additional paid in capital	354,957	347,455
Retained earnings	171,445	187,636
Accumulated other comprehensive loss	(34,510)	(17,618)

Total stockholders' equity	492,215	517,794

Total liabilities and stockholders' equity	$ 1,229,189	$ 1,153,756

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Years ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ (16,191)	$ 90,925
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	64,554	62,735
Amortization of debt premium	(108)	0
Amortization of debt issuance costs	2,986	6,722
Loss on property, plant and equipment	415	90
Impairment of long-lived assets	5,434	0
Loss on extinguishment of debt	0	2,985
Earnings from unconsolidated joint venture, net of dividends received	(130)	(14)
Deferred income tax expense (benefit)	9,948	(10,461)
Share-based compensation	6,571	5,459
Decrease (increase) in:
Accounts receivable	16,646	(7,704)
Inventories of products, materials and supplies	53,615	(74,965)
Other assets	(1,695)	7,841
Increase (decrease) in:
Accounts payable-trade	8,680	3,418
Other payables and accruals	(6,481)	(12,025)
Other long-term liabilities	(1,534)	(4,120)
Due to related party	3,623	(6,111)

Net cash provided by operating activities	146,333	64,775

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(65,006)	(60,311)
Purchase of software	(4,603)	(4,129)
Settlement of net investment hedge	(335)	0

Net cash used in investing activities	(69,944)	(64,440)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	101,250	400,000
Repayments of debt	(45,626)	(393,160)
Proceeds from the exercise of stock options	933	8,271
Proceeds from insurance note payable	0	4,734
Repayment of insurance note payable	0	(4,734)
Debt issuance costs	(3,156)	(15,231)

Net cash provided by (used in) financing activities	53,401	(120)

Effect of exchange rate differences on cash	4,797	(4,386)

Net increase (decrease) in cash and cash equivalents	134,587	(4,171)
Cash and cash equivalents, beginning of period	88,579	92,750

Cash and cash equivalents, end of period	$ 223,166	$ 88,579

Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$ 14,241	$ 6,817
Cash paid during the period for interest, net of capitalized interest	$ 24,402	$ 22,829
Capitalized interest	$ 2,648	$ 2,259
Supplemental non-cash disclosures:
Non-cash capital accruals	$ 8,462	$ 7,832

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA AT ECRC (In thousands) (Unaudited)

We reconcile net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC as follows:

	Three months ended December 31,		Years ended December 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income (loss)	$ (29,452)	$ (21,022)	$ (16,191)	$ 90,925
Add:
Interest expense, net	7,197	6,500	29,303	29,884
Income tax expense (benefit)	14,945	(9,545)	19,306	584
Depreciation and amortization expenses	16,711	15,816	64,554	62,735

EBITDA	$ 9,401	$ (8,251)	$ 96,972	$ 184,128

Add (deduct):
Settlement gain (a)	0	0	(6,819)	0
Property tax dispute (b)	0	0	6,211	0
Storm related charges (c)	0	0	2,481	0
Retirement plan settlement (d)	1,100	0	1,100	0
Restructuring and related charges (e)	297	35	1,359	1,755
Non-cash compensation expense	1,326	1,263	6,571	5,459
Impairment of long-lived assets (f)	0	0	5,434	0
Loss on extinguishment of debt (g)	0	0	0	2,985

Adjusted EBITDA	12,124	(6,953)	113,309	194,327
Add (deduct):
Spread between FIFO and ECRC	10,235	36,611	30,533	(66,332)
Adjusted EBITDA at ECRC (h)	$ 22,359	$ 29,658	$ 143,842	$ 127,995

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)

Reflects a charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general and administrative expenses.

(c)	Reflects the storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.
(d)	Reflects the retirement plan settlement charge associated with a disbursement from a benefit plan upon the retirement of an employee which is recorded in selling, general and administrative expenses.
(e)

Includes charges related to severance expenses, fees associated with the public offering of our senior notes, secondary public offering of our common stock, consulting fees, charges associated with the restructuring of our European organization and evaluating acquisition transactions.

(f)	Reflects the impairment of long-lived assets, of which $3.4 million and $2.0 million were associated with the HSBC facility and other long-term assets, respectively.
(g)	Reflects the loss on extinguishment of debt arising from the 2011 refinancing.
(h)

Adjusted EBITDA at estimated current replacement cost ("ECRC") is Adjusted EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC. Although we report our financial results using the FIFO basis of accounting, as part of our pricing strategy, we measure our business performance using the estimated current replacement cost of our inventory and cost of goods sold. In addition, volatility in the cost of raw materials affects our results of operations and the period-over-period comparability of our results of operations. Therefore, we provide the spread between FIFO and ECRC, and we present Adjusted EBITDA at ECRC as another supplemental measure of our performance. We believe this additional adjustment provides helpful information to investors, securities analysts and other interested parties in evaluating period-over-period comparisons of our performance.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF GROSS PROFIT TO GROSS PROFIT AT ECRC (In thousands) (Unaudited)

We reconcile Gross Profit to Gross Profit at ECRC as follows:

	Three months ended December 31,		Years ended December 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Gross profit	$ 39,690	$ 19,486	$ 231,442	$ 316,186
Add (deduct):
Spread between FIFO and ECRC	10,235	36,611	30,533	(66,332)

Gross profit at ECRC (a)	$ 49,925	$ 56,097	$ 261,975	$ 249,854

(a) Gross Profit at ECRC is gross profit net of the impact of the spread between the FIFO basis of accounting and ECRC. Although we report our financial results using the FIFO basis of accounting, as part of our pricing strategy, we measure our business performance using the estimated current replacement cost of our inventory and cost of goods sold. In addition, volatility in the cost of raw materials affects our results of operations and the period-over-period comparability of our results of operations. Therefore, we provide Gross Profit at ECRC as another supplemental measure of our performance. We believe this adjustment provides helpful information to investors, securities analysts and other interested parties in the evaluating period-over-period comparisons of our performance.